     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2002



                                                      REGISTRATION NO. 333-71028

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                        CARLISLE COMPANIES INCORPORATED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           31-1168055
 (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification No.)
                  organization)

                        13925 BALLANTYNE CORPORATE PLACE
                                   SUITE 400
                              CHARLOTTE, NC 28277
                                  704-501-1100

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              STEVEN J. FORD, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        CARLISLE COMPANIES INCORPORATED
                            250 SOUTH CLINTON STREET
                                   SUITE 201
                               SYRACUSE, NY 13202
                                  315/474-2500

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                              LISA L. JACOBS, ESQ.
                              Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /


    Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus which is a part of this Registration Statement is a combined Prospectus relating also to Registration Statement No. 333-16785 and constituting Post-Effective Amendment No. 1 to Registration Statement No. 333-16785.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 6, 2002


PROSPECTUS

                                     [LOGO]
                        CARLISLE COMPANIES INCORPORATED

                                  $400,000,000

                                DEBT SECURITIES

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

                            ------------------------

    NEITHER SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.


              The date of this prospectus is               , 2002

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    Our common stock is listed on the New York Stock Exchange and you can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us (i) after the date of the filing of this registration statement and prior to its effectiveness and (ii) until our offering of securities has been completed. This prospectus is part of a registration statement filed with the SEC.

    - Annual Report on Form 10-K for the year ended December 31, 2000;


    - Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, June 30, 2001 and September 30, 2001; and


    - Current Reports on Form 8-K dated August 17, 2001

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Carlisle Companies Incorporated
250 South Clinton Street, Suite 201
Syracuse, New York 13202
Attn.: Secretary

                        CARLISLE COMPANIES INCORPORATED

    We manufacture and distribute a wide variety of products across a broad range of industries, including, among others, roofing, construction, trucking, automotive, foodservice, industrial equipment, lawn and garden and aircraft manufacturing. The Company markets its products both as a component supplier to original equipment manufacturers ("OEMs"), as well as directly to end users. Sales of the Company's products are reported by the following four industry segments: Construction Materials, Industrial Components, Automotive Components and General Industry (All Other).

    The terms "we", "our" "us" and "the Company" refer to Carlisle Companies Incorporated and its wholly-owned subsidiaries and any other divisions or subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:


                                                                               YEAR ENDED DECEMBER 31
                                               9 MONTHS ENDED   ----------------------------------------------------
                                                  9/30/01         2000       1999       1998       1997       1996
                                               --------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges...........       1.84          5.27       7.41       5.20       6.07       7.47
                                                    ====          ====       ====       ====       ====       ====


    For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of our pretax income from continuing operations and fixed charges. Fixed charges consist of interest

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expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor. The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities to repay, redeem or repurchase outstanding indebtedness and for general corporate purposes of the Company, including working capital, capital expenditures and to finance acquisitions. Pending such use, we may invest the proceeds in marketable securities.

                                   PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any debt securities, which may be either senior (the "senior securities") or subordinated (the "subordinated securities"), in one or more offerings up to a total dollar amount of $400,000,000, or the equivalent thereof if any of the debt securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

    The terms of the debt securities will be determined at the time of offering. We will also refer to the debt securities proposed to be sold under this prospectus and an accompanying prospectus supplement as the "offered securities" or the "securities".

                             PROSPECTUS SUPPLEMENT

    This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

    The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us and the other specific terms related to the offering of these securities. For more detail on the terms of the securities, you should read the exhibits filed with our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later. Second, the trustee performs certain administrative duties for us.

    The securities will be issued under an indenture dated as of January 15, 1997, as it may be supplemented from time to time (the "indenture"), between the Company and State Street Bank and Trust Corporation (successor-in-interest to Fleet National Bank). Manufacturers and Traders Trust Company will now be acting as trustee (the "trustee") under the indenture. The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the series of debt securities for which it is trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture, because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of each indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

    Except if specified otherwise in the prospectus supplement, the debt securities will not be listed on any securities exchange.

                                    GENERAL

    The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described under "--Subordination".

    The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") as well as other unsecured debt securities issued by us, may be issued under the indenture in one or more series.

    With respect to the offered debt securities and any underlying debt securities, you should read the prospectus supplement for the following terms:

    - The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

    - The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

    - If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

    - The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

    - The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, whether interest is payable in cash or otherwise, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

    - Any optional redemption provisions.

    - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

    - The form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

    - If other than U.S. dollars, the currency or currencies of the debt securities.

    - Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

    - The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

    - If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of non-registered securities issued in bearer form, the denominations in which the offered debt securities will be issued.

    - The applicability of the provisions of article thirteen of the indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

    - Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

    - Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

    - Any other terms of the debt securities.

    The indenture does not limit the amount of debt securities that may be issued from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". The indenture also provides that there may be more than one trustee, each with respect to one or more different series of indenture securities. See below "Resignation of Trustee". At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

    The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity. See "Limitations on Secured Debt" and "Limitations on Sales and Leasebacks." We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

ADDITIONAL MECHANICS

    We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

    We may issue some of the debt securities at a substantial discount (bearing no interest or interest at below market rates) ("discount securities") to their stated principal amount. In this case, you should read the prospectus supplement for any United States Federal income tax consequences and other special considerations applicable to any such debt securities. If any series of debt securities is sold for, payable in or denominated in one or more currencies (other than U.S. dollars) the prospectus supplement will describe any restrictions, elections, terms and other information relating to those series and currencies, and will contain a discussion of the United States Federal income tax and other considerations.

COVENANTS APPLICABLE TO SENIOR SECURITIES

    LIMITATIONS ON SECURED DEBT. We covenant in the indenture that neither we nor any of our subsidiaries will pledge or subject to any lien any of our Principal Property or the Principal Property, shares of stock or debt of any significant subsidiary, unless the debt securities issued under the indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant:

    - liens existing at the time the debt securities were first issued under the indenture;

    - liens on property existing at the time the property became our property;

    - liens in our favor or in favor of our subsidiaries;

    - liens in favor of the United States of America or any State or department or agency of the United States;

    - liens on any real or personal property existing at the time of acquisition of this property or created within one year of the acquisition;

    - liens to purchase property or to bear the costs of construction or improvement of such property;

    - liens securing industrial revenue, development or similar bonds;

    LIMITATIONS ON SALES AND LEASEBACKS. We covenant in the indenture that neither we nor any of our significant subsidiaries will enter into any sale or leaseback transaction with respect to any Principal Property (except a lease for a temporary period, including renewals, not exceeding three years and except leases between us and certain of our subsidiaries or between those subsidiaries).

    This restriction does not apply if the following conditions are met:

    (i) after the transaction, the aggregate amount of all Attributable Debt (as defined in the indenture) with respect to all transactions of the same type occurring after the date of the indenture and existing at that time (other than the sales and leaseback transactions as are in compliance with the provisions described in clause (ii) of this paragraph) plus all our secured indebtedness then outstanding incurred after the date of the indenture (which would otherwise be prohibited by the covenant described in "--Limitations on Secured Debt" above) would not exceed 10% of Consolidated Net Tangible Assets; or

    (ii) (a) the gross proceeds of the sales or transfer of the property leased equals or exceeds the fair market value of that property and (b) within one year after the sale or transfer, we or any of our subsidiaries: (1) apply all of the net proceeds to the retirement of our or our subsidiaries' Funded Debt (as defined in the indenture) (other than at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision) or (2) applies or commits to apply all of the net proceeds to the purchase of property, facilities or equipment (other than property, facilities or equipment involved in such sale) which will constitute the property.

CERTAIN DEFINITIONS

    Below is a summary of certain of the defined terms used in the Indenture.

    "Attributable Debt" is defined to mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by the Company, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease, which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other property deductible items) after deducting (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recent balance sheet to the Company and its Subsidiaries and computed in accordance with generally accepted accounting principles.

    "Debt" is defined to mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

    "Funded Debt" is defined to mean all Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

    "Principal Property" means any real property, manufacturing plant, warehouse or other physical facility and related fixtures and improvements, located in the United States of America (excluding the territories and possessions of the United States of America) and owned by the Company or any Subsidiary, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which the Board of Directors of the Company declares by resolution is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

    "Senior Indebtedness" is defined to mean all Debt of the Company, including principal and interest (and premium, if any) (including, without limitation, any interest that would accrue but for the occurrence of any event specified in paragraph (6) or (7) of "--Events of Default") on such Debt except (i) existing Subordinated Securities, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Securities, and (iii) such indebtedness as is by its terms expressly stated to rank PARI PASSU with the Subordinated Securities.

SUBORDINATION

    The payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is expressly subordinated, to the extent provided in the indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company. The prospectus supplement may contain specific provisions regarding subordination of the Subordinated Securities, which may be differ from the provisions described in Article Fourteen of the indenture and summarized below.

    Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will receive payment in full of principal and interest before payment of the principal of (and premium, if any) and interest, if any, before the holders of subordinated securities are entitled to receive any payment or distribution of cash, securities or other property. In addition, in the event of a dissolution, liquidation or other similar reorganization, until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Subordinated Securities would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear.

    If a distribution is made to holders of subordinated securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated securities must hold the payment in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    We will not make any payments with respect to subordinated securities or any deposit under the provisions described in the section "Defeasance" if:

    - any payment of principal, premium (if any) or interest, if any, on any Senior Indebtedness is not paid when due (after giving effect to any applicable grace periods) or

    - any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms.

    This will not apply, however, if the default has been cured or waived or has ceased to exist and the acceleration has been rescinded, or the senior debt has been discharged or paid in full.

    In addition, we may make any payment with respect to Subordinated Securities without regard to the above restrictions, if we and the trustee receive written notice approving the payment from the representative of the Senior Indebtedness with respect there has been a failure in the payment or an event of default.

    If payment of the subordinated securities is accelerated because of an event of default, we or the trustee will promptly inform the holders of Senior Indebtedness or their representative of the acceleration. By reason of the subordination provisions contained in the indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of subordinated securities.

    If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the prospectus supplement, or information incorporated by reference therein, will determine the approximate amount of Senior Indebtedness outstanding as of a recent date.

    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the Subordinated Securities pursuant to the provisions described in the indenture under "--Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption".

EVENTS OF DEFAULT

    You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the debt securities of your series means any of the following:

    - We do not pay the principal of, or any premium on, a debt security of the series on its due date.

    - We do not pay interest on a debt security of the series within 30 days of its due date.

    - We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

    - We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

    - We do not make payments on any other indebtedness for money borrowed in excess of $20,000,000, such debt is accelerated and we remain in breach for 15 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

    - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

    - Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

    Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - You must give your trustee written notice that an Event of Default has occurred and remains uncured.

    - The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

    - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

    - The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than

    - the payment of principal, any premium or interest or

    - in respect of a covenant that cannot be modified or amended without the consent of each holder.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

    Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OR WAIVER

    There are three types of changes we can make to the indenture and the debt securities issued under the indenture.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amounts due on a debt security, or any premium thereof;

    - reduce the interest rate or change the time of payment of the interest;

    - reduce any amount payable on redemption;

    - reduce the overdue rate (as defined in the indenture)

    - adversely affect any right of repayment at the holder's option;

    - change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

    - impair your right to sue for payment;

    - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

    - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

    CHANGES REQUIRING MAJORITY APPROVAL. Any other change to the indenture and the debt securities would require the following approval:

    - If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

    - If the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of each of the series affected by the change. In each case, the required approval must be given by written consent. The holders of a majority in principal amount of each of the series of debt securities issued under the indenture, voting separately for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "--Changes Requiring Your Approval".

    Any amendment to the indenture will be made in the form of supplemental indentures, entered into between us and the trustee.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

    - Where we merge out of existence or sell our assets, the resulting entity must be a United States person and agree to be legally responsible for the debt securities.

    - The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described on page 12 under "What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

    - We must deliver certain certificates and documents to the trustee.

    - We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

    No merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the senior indenture (see "--Limitation on Liens" above) without equally and ratably securing the senior indenture securities or
(ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

DEFEASANCE

    The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

    COVENANT DEFEASANCE. Under current federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indentures under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordinated Indenture Provisions--Subordination" on page 18. In order to achieve covenant defeasance, we must do the following:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

    FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you had subordinated securities, you would also be released from the subordination provisions described later under "--Subordination".

HOLDERS OF REGISTERED DEBT SECURITIES

    BOOK-ENTRY HOLDERS. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

    Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

    STREET NAME HOLDERS. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution. For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

    LEGAL HOLDERS. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

    When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

    SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

    - how it handles securities payments and notices,

    - whether it imposes fees or charges,

    - how it would handle a request for the holders' consent, if ever required,

    - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

    - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and--if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    WHAT IS A GLOBAL SECURITY? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

    SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

    If debt securities are issued only in the form of a global security, an investor should be aware of the following:

    - An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

    - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

    - An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

    - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

    - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

    - DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

    - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

    SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

    The special situations for termination of a global security are as follows:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

    - if we notify the trustee that we wish to terminate that global security, or

    - if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default".

    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

PAYMENT AND PAYING AGENTS

    We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

    PAYMENTS ON GLOBAL SECURITIES. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

    PAYMENTS ON CERTIFICATED SECURITIES. We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

    Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    PAYMENT WHEN OFFICES ARE CLOSED. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or either indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

FORM, EXCHANGE AND TRANSFER OF REGISTERED SECURITIES

    If registered debt securities cease to be issued in global form, they will be issued:

    - only in fully registered certificated form,

    - without interest coupons, and

    - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

    Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

    Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

    Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

    If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

THE TRUSTEE UNDER THE INDENTURE

    Manufacturers and Traders Trust Company is a bank with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit.

RESIGNATION OF TRUSTEE

    The trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

    Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities:

    - to or through underwriters

    - through agents; or

    - directly to other purchasers

    The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement.

    Under agreements which may be entered into us, underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the securities will be passed upon for us by Steven J. Ford, our Vice President, Secretary and General Counsel and for any underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee........................................  $ 87,500
Printing and engraving......................................    15,000
Legal fees and expenses.....................................    15,000
Accounting fees.............................................    30,000
Fees and expenses of Trustee................................     5,000
Blue sky fees and expenses..................................     5,000
Rating agency fees..........................................    60,000
Miscellaneous...............................................    32,500
  Total.....................................................  $250,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware authorizes registrant to indemnify its directors and officers under specified circumstances. The Certificate of the Company provides for indemnification of its officers and directors to the full extent authorized by law.

    Section 145 of the General Corporation Law of Delaware also authorizes Carlisle Companies Incorporated to indemnify persons who serve as directors or officers of registrant at the request of the Company under specified circumstances. The Certificate of the Company provides in effect that Carlisle Companies Incorporated shall provide certain indemnification to such persons.

    The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    Furthermore, the underwriting agreement basic provisions provide for indemnification of directors of directors, officers who sign the registration statement and controlling persons of the registrant by the underwriters, and for indemnification of each underwriter and its controlling persons by the registrant, against certain liabilities. Similar provisions are contained in agreements entered into between the registrant and groups of underwriters on past occasions.

ITEM 16. LIST OF EXHIBITS



     *1    --   Form of underwriting agreement (Exhibit 1 to Registration
                  Statement on Form S-3 No. 333-16785)

    **4    --   Indenture dated January 15, 1997

    **5    --   Opinion of Steven J. Ford as to legality of the securities being registered

  ***12    --   Statement Regarding Computation of Ratio of Earnings to
                  Fixed Charges

***23.1    --   Consent of Arthur Andersen LLP

 **23.2    --   Consent of Steven J. Ford (contained in Exhibit 5)

   **24    --   Power of Attorney

   **25    --   Form T-1 Statement of Eligibility and Qualification of
                  Trustee under the Trust Indenture Act of 1939


------------------------


*   Incorporated by reference



**  Previously filed



*** To be filed herewith


ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on March 6, 2002.


                                                       CARLISLE COMPANIES INCORPORATED

                                                       By:                      *
                                                            -----------------------------------------
                                                                      Richmond D. McKinnish
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Chairman of the Board of
                   Stephen P. Munn                       Directors and a Director

                                                       President, Chief Executive
                          *                              Officer and a Director
     -------------------------------------------         (Principal Executive
                Richmond D. McKinnish                    Officer)

                          *                            Vice Chairman of the Board
     -------------------------------------------         of Directors and a
                   Dennis J. Hall                        Director

                                                       Vice President and Chief
                          *                              Financial Officer
     -------------------------------------------         (Principal Financial
                   Kirk F. Vincent                       Officer and Principal
                                                         Accounting Officer)

                          *
     -------------------------------------------       Director
                  Donald G. Calder

                          *
     -------------------------------------------       Director
               Paul J. Choquette, Jr.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Director
                 Peter L.A. Jamieson

                          *
     -------------------------------------------       Director
                   Peter F. Krogh

                          *
     -------------------------------------------       Director
               G. Fitzgerald Ohrstrom

                          *
     -------------------------------------------       Director
                 Anthony W. Ruggiero

                          *
     -------------------------------------------       Director
                Eriberto R. Scocimara

                          *
     -------------------------------------------       Director
                 Robin W. Sternbergh

                          *
     -------------------------------------------       Director
                  Magalen C. Webert

             *By:    /s/ STEVEN J. FORD
     -------------------------------------------       Vice President, Secretary      March 6, 2002
                   Steven J. Ford                        and General Counsel

                                 EXHIBIT INDEX



     *1    --   Form of underwriting agreement (Exhibit 1 to Registration
                  Statement on Form S-3 No. 333-16785)

    **4    --   Indenture dated January 15, 1997

    **5    --   Opinion of Steven J. Ford as to legality of the securities being registered

  ***12    --   Statement Regarding Computation of Ratio of Earnings to
                  Fixed Charges

***23.1    --   Consent of Arthur Andersen LLP

 **23.2    --   Consent of Steven J. Ford (contained in Exhibit 5)

   **24    --   Power of Attorney

   **25    --   Form T-1 Statement of Eligibility and Qualification of
                  Trustee under the Trust Indenture Act of 1939


------------------------


*   Incorporated by reference



**  Previously filed



*** To be filed herewith